Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Center Bancorp, Inc.:

We consent to the use in Amendment No. 1 to the Registration Statement on Form S-3 of our reports dated March 9, 2005, with respect to the consolidated statements of condition of Center Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                                  /s/ KPMG LLP

Short Hills, New Jersey
August 23, 2005